Exhibit 2.4

FIRST AMENDMENT
TO
PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”), dated as of January 31, 2020, is made by and among Marquis Affiliated Holdings LLC, a Delaware limited liability company (“Purchaser”), Lonesome Oak Trading Co., Inc., a Georgia corporation (the “Company”), and J. Chadwick McEntire, a Georgia resident (the “Stockholder”, and the Company and the Stockholder, individually and interchangeably, each a “Seller”, and, in the aggregate, the “Sellers”).  Each of Purchaser, the Company and the Stockholder is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.The Parties entered into that certain Purchase Agreement dated as of November 1, 2019 (the “Purchase Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

B.The Parties desire to amend the Purchase Agreement as set forth herein to reflect certain updates since the effective date of the Purchase Agreement.

C.Section 14.10 of the Purchase Agreement provides that no amendment to the Purchase Agreement shall be effective unless signed by all Parties.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.The definition of “Lease” in Section 1.01 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Leases” means the Lease Agreements between the Company and the Stockholder, substantially in the forms attached to this Agreement as Exhibits A-1 and A-2.

All references to the term “Lease” in the Purchase Agreement shall hereafter refer to the term “Leases” set forth above.

2.The definition of “Letter Agreement” in Section 1.01 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Letter Agreements” means the Letter Agreements among the Company, the Stockholder and each of (a) Extruded Fibers, Inc. (“Extruded Fibers”) substantially in the form attached to this Agreement as Exhibit C-1, (b) Heather McEntire-Young Irrevocable Trust (“HMY Trust”) substantially in the form attached to this Agreement as Exhibit C-2, and (c) Robert L. McEntire Family Limited Partnership (“MF LP”) substantially in the form attached to this Agreement as Exhibit C-3.

All references to the term “Letter Agreement” in the Purchase Agreement shall hereafter refer to the term “Letter Agreements” set forth above.

3.Section 2.02 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

Purchaser shall pay to the Stockholder an aggregate purchase price equal to $2,000,000 (the “Base Purchase Price”), minus $1,450,000 (the “Holdback Amount”) (the Base Purchase Price as so adjusted, the “Purchase Price”).  Purchaser shall retain the Holdback Amount for a period of 18 months and interest shall accrue on the outstanding balance of the Holdback Amount at the rate of three percent (3%) per annum until Purchaser releases the outstanding balance of the Holdback Amount pursuant to Section 10 hereof.  In the event that a Section 338(h)(10) election is made, the Parties agree to allocate the Purchase Price for tax purposes as provided in Section 8.06.01.

4.Section 7.03 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

7.03Payments to Extruded Fibers.

Following the Closing, the Company shall assume the Debt owed by the Sellers to Extruded Fibers in the amount of $3,600,000.  The Company agrees that such payments (a) shall be made in the amount of $100,000 per month against the outstanding balance until paid in full, excluding any payments made on future invoices, and (b) shall begin on the first Business Day following the date that is 60 days following the Closing Date. The Parties acknowledge that Extruded Fibers is an intended third-party beneficiary of this Section 7.03.

5.Section 7 of the Purchase Agreement is hereby amended and restated by adding Section 7.04 to read in its entirety as follows:

7.04Payments to HMY Trust.

Following the Closing, the Company shall assume the Debt owed by the Sellers to HMY Trust in the amount of $330,000.  The Company agrees that such payments (a) shall be made in equal, monthly installments against the outstanding balance for a period of 36 months until paid in full, and (b) shall begin on the first Business Day following the date that is 60 days following the Closing Date.  The Parties acknowledge that HMY Trust is an intended third-party beneficiary of this Section 7.04.

6.Section 7 of the Purchase Agreement is hereby amended and restated by adding Section 7.05 to read in its entirety as follows:

7.05Payments to MF LP.

Following the Closing, the Company shall assume the Debt owed by the Sellers to MF LP in the amount of $661,649.31.  The Company agrees that such payments (a) shall be made in equal, monthly installments against the outstanding balance for a period of 36 months until paid in full, and (b) shall begin on the first Business Day following the date that is 60 days following the Closing Date.  The Parties acknowledge that MF LP is an intended third-party beneficiary of this Section 7.05.

7.Clause (e) of Section 10 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

(e) any Losses in respect of unsold Inventory and any Losses in respect of Inventory sold after the Closing at a price less than cost (collectively, “Inventory Losses”).

8.Section 12.01.09 of the Purchase Agreement is hereby deleted in its entirety.

9.Section 13.01(a) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

(a) by Purchaser by written notice to the Stockholder if:  (i) Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 12.01 and such breach, inaccuracy, or failure has not been cured by Sellers within ten days of the Stockholder’s receipt of written notice of such breach from Purchaser or (ii) any of the conditions set forth in Section 12.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 31, 2020, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; and

10.Exhibit A to the Purchase Agreement shall be amended as set forth on Exhibits A-1 and A-2 hereto.

11.Exhibit C to the Purchase Agreement shall be amended as set forth on Exhibits C-1, C-2 and C-3 hereto.

12.This Amendment shall be governed by Georgia law without regard to its choice of law provisions.

13.This Amendment may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement.  This Amendment may be executed via signature exchanged by facsimile or pdf, which signature shall be as valid as an original.

14.Except as set forth in this Amendment, all terms and provisions of the Purchase Agreement shall remain in full force and effect in accordance with the terms thereof.  The Purchase Agreement, together with this Amendment, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

Purchaser: Marquis Affiliated Holdings LLC By:/s/ Jon Isaac Jon Isaac, President and Chief Executive Officer [Company Seal] Company: Lonesome Oak Trading Co., Inc.
By: /s/ J. Chadwick McEntire J. Chadwick McEntire, President [Corporate Seal] Stockholder: /s/ J. Chadwick McEntire (L.S.) J. Chadwick McEntire

Signature Page to First Amendment to Purchase Agreement

Exhibit A-1

Form of Lease

(attached)

Exhibit A-2

Form of Lease

(attached)

Exhibit C-1

Form of Letter Agreement (Extruded Fibers)

(attached)

Exhibit C-2

Form of Letter Agreement (HMY Trust)

(attached)

Exhibit C-3

Form of Letter Agreement (MF LLLP)

(attached)